1. Glad to see things going well at CACC. Just a suggestion — add a bit of color in the form of commentary to the press release. I know all the numbers are there and that’s good but, most people would appreciate some commentary from management that helps illuminate what’s happening in the field, competitively etc. What is behind the numbers or driving the numbers (loans per dealer etc)?

Why not have an investor call. It would help communicate managements priorities to the rest of the owners and would help more people understand what is a unique (not easy to understand) business model. The investor call (or transcript) could even be a highlight call w/o questions that is downloadable from the website. This is what we do, this is how we account for it, these are our priorities, this is our recent progress and current challenges etc.

I know CACC has been “alone in a corner for years” and in many ways that has served shareholders well, but with our accounting back on track and as a $1bn market cap listed company we shouldn’t be afraid to tell our story.

Although we have considered this and understand the practice you describe is a common one, we have no current plans to host a regular conference call. Our current approach for communicating with shareholders is a combination of (1) publishing a comprehensive Annual Report, (2) answering questions in writing via our website.

We believe this strategy is preferable to other approaches for several reasons. First, we believe we can provide more thoughtful and substantive answers in writing. Second, every shareholder receives the same information at the same time. Third, it is more efficient since questions only need be answered once. Fourth, over time as the library of previous communications builds, an investor who is unfamiliar with our Company can efficiently get up to speed.

Although we value efficiency in this area, we take our responsibility to provide information to shareholders seriously. If, after reading our most recent Annual Report, you still have questions regarding the topics you mention, please feel free to submit a question through the website and we will be happy to provide an answer.

2. It doesn’t appear the shares repurchased in the auction in March were not factored into this earnings report.  Is that accurate and I assume they will be in the 2nd Q?

The stock repurchased during the 1st quarter was factored into our EPS calculation.  The number of shares used in the EPS calculation is the weighted average shares outstanding during the quarter.  As the majority of the repurchases occurred on March 15 as a result of the Dutch Tender, repurchases only reduced our weighted average share calculation by about 825,000 shares for the 1st quarter.